As filed with the Securities and Exchange Commission on December 5, 2008

Registration No. 333-155571

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARSH & McLENNAN COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6411	36-2668272
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1166 Avenue of the Americas

New York, NY 10036-2774

(212) 345-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter J. Beshar, Esq.

Executive Vice President and General Counsel

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036-2774

(212) 345-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Richard D. Truesdell, Jr.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. A registration statement relating to the securities described in this document has been filed with the Securities and Exchange Commission. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

Marsh & McLennan Companies, Inc.

22,573,363 Shares of Common Stock

This prospectus relates to 22,573,363 shares of our common stock, par value $1.00 per share, that we may offer and issue from time to time in connection with future acquisitions of other businesses, assets or securities.

The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the price of the shares we issue will be related to their market price, either when we agree to the particular acquisition, when we issue the shares, or during some other negotiated period.

We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “MMC.” On December 4, 2008, the last reported sales price of our shares of common stock was $24.00.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus and “Risk Factors” beginning on page 13 of our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December         , 2008

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “we,” “us,” and “our” refer to Marsh & McLennan Companies, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. Each time we sell securities pursuant to the registration statement, we will, if necessary, file a post-effective amendment to the registration statement or a supplement to this prospectus as required that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge upon your request, a copy of any documents that we incorporate by reference, other than exhibits to those documents that are not specifically incorporated by reference into those documents. You may request a copy of a document by writing to: Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000). To insure timely delivery, you must request the information no later than five (5) business days before you make your investment decision.

i

MARSH & McLENNAN COMPANIES, INC.

Marsh & McLennan Companies, Inc., together with its subsidiaries (“MMC”), is a global professional services firm providing advice and solutions in the areas of risk, strategy, and human capital. MMC’s subsidiaries include Marsh, which provides risk and insurance services; Guy Carpenter, which provides reinsurance services; Mercer, which provides human resource and related financial advice and services; the Oliver Wyman Group, which provides management consulting and other services; and Kroll, which provides risk consulting and technology services. With more than 55,000 employees worldwide, MMC provides analysis, advice and transactional capabilities to clients in over 100 countries.

Our principal offices are located at 1166 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 345-5000. We maintain a website at http://www.mmc.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

RISK FACTORS

RISKS RELATING TO MMC GENERALLY

Senior Management Transition

Our success depends in part on successful transitions in MMC’s and Marsh’s senior leadership.

MMC and its insurance services subsidiary Marsh are both in the midst of senior leadership transitions. MMC announced the departure of Marsh’s prior chief executive officer in September 2007, and announced the appointment of Daniel S. Glaser as Marsh’s new chief executive officer in December 2007. MMC announced the departure of MMC’s prior chief executive officer in December 2007, and announced the appointment of Brian Duperreault as MMC’s new chief executive officer in January 2008. MMC’s and Marsh’s future performance will depend in part on the ability of Messrs. Duperreault and Glaser and their respective senior management teams, which include newly hired executives in some positions, to develop and successfully implement their business strategies.

Legal and Regulatory Issues

We are subject to legal proceedings and other contingencies which, if determined unfavorably to us, could have a material adverse effect on our business, results of operations or financial condition.

As more fully described in Note 16 to our consolidated financial statements included under Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007, we are subject to a number of legal proceedings, regulatory actions and other contingencies. An adverse outcome in connection with one or more of these matters could have a material adverse effect on our business, results of operations or financial condition in any given quarterly or annual period. In addition, regardless of any eventual monetary costs, these matters could have a material adverse effect on MMC by exposing us to negative publicity, reputational damage, harm to our client or employee relationships, or diversion of personnel and management resources.

We are subject to significant uninsured exposures arising from “errors and omissions” claims.

MMC’s operating companies provide numerous brokerage, consulting and other services for clients around the world. As a result of these activities, we are potentially subject to errors and omissions, or “E&O,” claims by clients and third parties who may allege that they were damaged as a result of MMC’s failure to perform its duties as expected. These claims in any given case might be significant and could subject MMC, in addition to potential liability for monetary damages, to reputational harm and diversion of personnel and management resources.

Since 2001, the worldwide market for professional liability insurance against E&O claims has contracted significantly, which has caused MMC to assume increasing levels of self-insurance for its potential E&O exposures. MMC has established loss reserves which it believes are adequate to provide for this self-insured retention. Nevertheless, given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on MMC’s results of operations or financial condition in a given quarterly or annual period.

Actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

Our activities are subject to extensive regulation under the laws of the United States and its various states, the European Union and its member states, and the other jurisdictions in which we operate. Some of this regulation has only recently been instituted; for example, in January 2005, our insurance and reinsurance services activities, as well as certain of our consulting activities, in the United Kingdom came under the jurisdiction of the Financial Services Authority. Certain of the U.S. laws and regulations to which we are subject relate to the conduct of business abroad by American companies; examples are the U.S. Foreign Corrupt Practices Act and the rules relating to trade sanctions administered by the U.S. Office of Foreign Assets Control.

In most jurisdictions, government regulatory authorities have the power to interpret or amend applicable laws and regulations, and have discretion to grant, renew and revoke various licenses and approvals we need to conduct our activities. If we violate applicable laws or regulations in a particular jurisdiction, we might be subject to adverse consequences, such as the loss of an operating license or approval, the suspension of individual employees, limitations on engaging in a particular business, redress to clients or fines. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from state to state or country to country. In the event those interpretations eventually prove different from those of regulatory authorities, we might be penalized or precluded from carrying on our previous activities. Any significant impairment of our ability to conduct our business as we historically have done could have a material adverse effect on our business, results of operations or financial condition.

Improper disclosure of personal data could result in legal liability or harm our reputation.

One of our significant responsibilities is to maintain the security and privacy of our clients’ confidential and proprietary information and the personal data of their employees and plan participants. We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information. Nonetheless, we cannot entirely eliminate the risk of improper access to or disclosure of personally identifiable information. Such disclosure could harm our reputation and subject us to liability under our contracts and laws that protect personal data, resulting in increased costs or loss of revenue.

Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we provide services. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to our reputation in the marketplace.

International Operations

We are exposed to multiple risks associated with the global nature of our operations.

We do business worldwide. In 2007, 51 percent of MMC’s total operating segments revenue was generated from operations outside the United States, and over one-half of our employees are located abroad. We expect to expand our non-U.S. operations further.

The geographic breadth of our activities subjects us to significant legal, economic, operational and market risks. These include, among others, risks relating to:

•	economic and political conditions in foreign countries;

•	local investment or other financial restrictions that foreign governments may impose;

•

potential costs and difficulties in complying, or monitoring compliance, with rules relating to trade sanctions administered by the U.S. Office of Foreign Assets Control, the requirements of the U.S. Foreign Corrupt Practices Act, or other U.S. laws and regulations applicable to business operations abroad;

•	limitations that foreign governments may impose on the conversion of currency or the payment of dividends or other remittances to us from our non-U.S. subsidiaries;

•	withholding or other taxes that foreign governments may impose on the payment of dividends or other remittances to us from our non-U.S. subsidiaries;

•	the length of payment cycles and potential difficulties in collecting accounts receivable;

•	engaging and relying on third parties to perform services on behalf of MMC;

•	potential difficulties in monitoring employees in geographically dispersed locations; and

•

potential costs and difficulties in complying with a wide variety of foreign laws and regulations (including tax systems) administered by foreign government agencies, some of which may conflict with U.S. or other sources of law.

In addition, we are subject to exchange rate risk because some of our subsidiaries receive revenue other than in their functional currencies, and because we generally must translate the financial results of our foreign subsidiaries into U.S. dollars. For example, most of MMC’s total operating segments revenue generated outside of the U.S. is denominated in currencies other than the U.S. dollar. As a consequence, significant changes in exchange rates may have a material effect on our reported financial results for any given period.

Competitive Risks

Each of MMC’s businesses operates in a highly competitive environment. If we fail to compete effectively, our business and results of operations will suffer.

As a global professional services firm, MMC experiences acute and continuous competition in each of its operating segments. Our ability to compete successfully depends on a variety of factors, including our geographic reach, the sophistication and quality of our services, and our pricing relative to our competitors. If we are unable to respond successfully to the competition we face, our business and results of operations will suffer.

In our risk and insurance services segment, we compete intensely against two other major global brokerage firms, Aon and Willis, for both client business and employee talent. We also face competition from a wide range of other insurance brokerage firms that operate on a regional, national or local scale; many of these firms, unlike Marsh, Aon and Willis, have not stopped using market service arrangements, and thus may have greater pricing flexibility than we do. We compete as well with insurance and reinsurance companies that market and service their insurance products without the assistance of brokers or other market intermediaries, and with various other companies that provide risk-related services. The above competition is intensified by an emerging industry trend toward a “syndicated” or “distributed” approach to the purchase of insurance brokerage services, whereby a client engages multiple brokers to service different portions of the client’s account.

In our consulting and risk consulting and technology segments, we compete for business and employee talent with numerous independent consulting firms and organizations affiliated with accounting, information systems, technology and financial services firms around the world. Kroll also competes with law firms for certain of its services.

The loss of key professionals could hurt our ability to retain existing client revenues and generate revenues from new business.

Across all of our businesses, our personnel are crucial to developing and retaining the client relationships on which our revenues depend. It is therefore very important for us to retain significant revenue-producing employees and the key managerial and other professionals who support them. We face numerous challenges in this regard, including:

•	the intense competition for talent in all of our businesses;

•	the general mobility of professionals in our businesses; and

•	the difficulties we may face in offering compensation of a type and amount (including equity-based compensation) sufficient to attract, motivate and retain valuable employees.

Losing employees who manage or support substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete client engagements, which would adversely affect our results of operations. In addition, if any of our key professionals were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services.

Our businesses face rapid technological changes and our failure to adequately anticipate or respond to these changes could adversely affect our business and results of operations.

To remain competitive in many of our business areas, we must identify the most current technologies and methodologies and integrate them into our service offerings. For example, Guy Carpenter’s risk-modeling services are increasingly dependent on implementing advanced software and data-compilation tools; Kroll’s e-discovery business depends on advanced search technology and computerized document processing; and Mercer’s ability to price its outsourcing services competitively is highly dependent on technology. If we do not make the correct technology choices or investments, or if our choices or investments are insufficiently prompt or cost-effective, our business and results of operations could suffer.

Financial Risks

Credit rating downgrades could negatively affect our financing costs and subject us to operational risk.

Both Moody’s and Standard & Poor’s downgraded MMC’s senior debt credit rating in late 2004 and S&P announced a further downgrade in December 2007. Currently, MMC’s senior debt is rated Baa2 by Moody’s and BBB- by S&P. These ratings are the next-to-lowest investment grade rating for Moody’s, and the lowest investment-grade rating for S&P.

If we need to raise capital in the future (for example, in order to fund maturing debt obligations or finance acquisitions or other initiatives), any further credit rating downgrade could negatively affect our financing costs, and likely would limit our access to financing sources. Further, we believe that a downgrade to a rating below investment-grade could result in greater operational risks through increased operating costs and increased competitive pressures.

Our pension obligations may cause MMC’s earnings to fluctuate.

MMC has significant pension obligations to its current and former employees, totaling approximately $10 billion at December 31, 2007. The magnitude of our worldwide pension plans means that our earnings are comparatively sensitive to factors such as equity and bond market returns, the assumed interest rates we use to discount our pension liabilities, rates of inflation and mortality assumptions. Variations in any of these factors could cause significant fluctuation in our earnings from year to year.

Acquisitions and Dispositions

We face risks when we acquire and dispose of businesses.

We have a history of making acquisitions, including our $1.9 billion acquisition of Kroll in July 2004 and a total of 31 acquisitions in the period 2005-2007 for aggregate purchase consideration of $427 million. We have also exited various businesses, including Putnam in August 2007. We expect that targeted acquisitions and dispositions will continue to be part of our business strategy. Our success in this regard will depend on our ability to identify appropriate acquisition and disposition candidates and to complete with favorable results the transactions we decide to pursue.

While we intend that our acquisitions will improve our competitiveness and profitability, we cannot be certain that our past or future acquisitions will be accretive to earnings or otherwise meet our operational or strategic expectations. Acquisitions involve special risks, including the potential assumption of unanticipated liabilities and contingencies and difficulties in integrating acquired businesses, and acquired businesses may not achieve the levels of revenue, profit or productivity we anticipate or otherwise perform as we expect. In addition, if the operating performance of an acquired business deteriorates significantly, we may need to write down the value of the goodwill and other acquisition-related intangible assets recorded on our balance sheet. Given the significant size of MMC’s goodwill and intangible assets, a write-down of this sort could have a material adverse effect on our results of operations in any given period. As of December 31, 2007, MMC’s consolidated balance sheet reflected $7.8 billion of goodwill and intangible assets, representing approximately 45 percent of MMC’s total consolidated assets and allocated by reporting segment as follows: risk and insurance services, $3.8 billion; consulting, $1.9 billion; and risk consulting & technology, $1.7 billion.

When we dispose of businesses we are subject to the risk, contractually agreed or otherwise, of post-transaction liabilities. For example, as described in Note 16 to our consolidated financial statements included under Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007, we have retained certain contingent litigation liabilities relating to Putnam.

RISKS RELATING TO OUR RISK AND INSURANCE SERVICES SEGMENT

Our risk and insurance services segment, conducted through Marsh and Guy Carpenter and including Risk Capital Holdings, represented 49 percent of MMC’s total operating segments revenue in 2007. Our business in this segment is subject to particular risks.

Volatility or declines in premiums and other market trends may significantly impede our ability to improve revenues and profitability.

A significant portion of our risk and insurance services revenue consists of commissions paid to us out of the premiums that insurers and reinsurers charge our clients for coverage. We have no control over premium rates, and our revenues and profitability are subject to change to the extent that premium rates fluctuate or trend in a particular direction. The potential for changes in premium rates is significant, due to the general phenomenon of pricing cyclicality in the commercial insurance and reinsurance markets.

For example, for several years through late 2000, competition among insurers for market share and increased underwriting capacity helped create a so-called “soft market,” in which premium rates were driven downward and Marsh’s and Guy Carpenter’s commission revenues were pressured. Subsequently, due in part to the events of September 11, 2001, the insurance industry transitioned into a “hard market,” in which premium rates increased. These rate increases continued until 2005, at which point average U.S. commercial property-casualty rates began to decline on a year-over-year basis. According to industry sources, these soft market conditions have continued and generally intensified through the end of 2007.

In addition to movements in premium rates, our ability to generate premium-based commission revenue may be challenged by the growing availability of alternative methods for clients to meet their risk-protection needs. This trend includes a greater willingness on the part of corporations to “self-insure;” the use of so-called “captive” insurers; and the advent of capital markets-based solutions to traditional insurance and reinsurance needs.

We may not be as successful as we hope in implementing Marsh’s evolving business model and otherwise coping with changing modes of compensation in the insurance brokerage industry.

Since late 2004, Marsh has made significant changes to its business model, including the elimination of market service agreements with insurers. The elimination of market service revenue has negatively affected our financial results. In 2004, we recognized market service revenue of $516 million, relating to insurance placements made before October 1, 2004. By contrast, in 2005, 2006 and 2007 respectively, we recognized $114 million, $43 million and $3 million of market service revenue relating to placements made before October 1, 2004.

Although Aon and Willis have similarly terminated the use of market service agreements, many specialist, regional and local insurance brokers have not. To date, there has been no regulatory action to end the use of market service arrangements throughout the brokerage industry, and it is therefore unclear to what extent many of our competitors will continue to accept market service or contingent commission revenue. It is possible that Marsh will continue indefinitely to suffer competitive disadvantage compared to the brokers that have not given up the use of market service arrangements. If that occurs, Marsh would continue to face pressure on its revenues, operating margin and market share.

In addition to the possibility of continued competitive disadvantage as described above, Marsh faces risks relating to the implementation of its post-2004 business model. Marsh currently seeks to increase revenue through higher commissions and fees that are disclosed to its clients, and to generate profitable revenue growth by focusing on the provision of value-added risk advisory services beyond traditional brokerage activities. Marsh’s current business and compensation model continues to evolve and in some respects remains untested. We cannot be certain that it will generate the profitable revenue growth we are targeting. The inability to derive adequate revenues from Marsh’s current business and compensation model may significantly impede improvement in our operating results and profitability.

Our operating income and margins in risk and insurance services may be affected by quarterly changes in the value of Risk Capital Holdings’ investments in private equity funds.

Through its risk and insurance services subsidiary Risk Capital Holdings, MMC owns, among other investments, minority interests in certain private equity funds. Risk Capital Holdings records as revenue its proportionate share of changes in the quarterly fair value of these funds’ underlying investments. These changes in value, the size and timing of which Risk Capital Holdings generally does not control, can have a significant effect on risk and insurance services revenue from one quarter to another. In turn, because a large proportion of Risk Capital Holdings’ revenues flow directly to net operating income in risk and insurance services, changes in the value of Risk Capital Holdings’ private equity fund investments can have a significant effect on segment operating income and margins from quarter to quarter.

Results in our risk and insurance services segment may be adversely affected by a general decline in economic activity.

Demand for many types of insurance and reinsurance generally rises and falls as economic growth expands or slows. This dynamic affects the level of commissions and fees generated by Marsh and Guy Carpenter. To the extent our clients become adversely affected by declining business conditions, they may choose to limit their purchases of insurance coverage, which would inhibit our ability to generate commission revenue; and may decide not to purchase our risk advisory services, which would inhibit our ability to generate fee revenue. Moreover, a growing number of insolvencies associated with an economic downturn, especially insolvencies in the insurance industry, could adversely affect our brokerage business through the loss of clients or by hampering our ability to place insurance and reinsurance business.

RISKS RELATING TO OUR CONSULTING AND RISK CONSULTING AND TECHNOLOGY SEGMENTS

Our consulting segment, conducted through Mercer and Oliver Wyman Group, represented 43 percent of our total operating segments revenue in 2007. Our risk consulting and technology segment, conducted through Kroll, represented 9 percent of our total operating segments revenue in 2007. Our businesses in these two segments are subject to particular risks.

Demand for our services might decrease for various reasons, including a general economic downturn, a decline in a client’s or an industry’s financial condition, or changes in government regulation.

Our consulting and risk consulting and technology segments generally have achieved significant revenue growth over the last three years. Despite this history, however, we cannot be certain that demand for our consulting and risk consulting and technology services will continue to grow. The evolving needs or financial circumstances of our clients also may challenge our ability to increase revenues and profitability; in particular, economic downturns affecting particular clients or industry groups could reduce demand for our services.

In addition, demand for many of Mercer’s benefits services is affected by government regulation and tax rules, which drive our clients’ needs for benefits-related services. For example, significant changes in government regulations affecting the value, use or delivery of benefits and human resources programs, including changes in regulations relating to health and welfare plans, defined contribution plans, or defined benefit plans, may adversely affect the demand for or profitability of Mercer’s services.

Our profitability may suffer if we are unable to achieve or maintain adequate utilization and pricing rates for our consultants.

The profitability of our consulting and risk consulting and technology businesses depends in part on ensuring that our consultants maintain adequate utilization rates (i.e., the percentage of our consultants’ working hours devoted to billable activities). Our utilization rates are affected by a number of factors, including:

•	our ability to transition consultants promptly from completed projects to new assignments, and to engage newly hired consultants quickly in revenue-generating activities;

•	our ability to continually secure new business engagements, particularly because a portion of our work is project-based rather than recurring in nature;

•	our ability to forecast demand for our services and thereby maintain an appropriate headcount in each of our geographies and workforces;

•	unanticipated changes in the scope of client engagements;

•	the potential for conflicts of interest that might require us to decline client engagements that we otherwise would have accepted; and

•	our need to devote time and resources to sales, training, professional development and other non-billable activities.

In recent periods, we have maintained a utilization rate that is high by our historical standards. We cannot be certain that we will maintain this level of utilization in future periods, particularly if economic growth slows. If the utilization rate for our consulting professionals were to decline, our profit margin and profitability could suffer.

In addition, the profitability of our consulting and risk consulting and technology businesses depends on the prices we are able to charge for our services. Our pricing power is affected by a number of factors, including:

•	clients’ perception of our ability to add value through our services;

•	market demand for the services we provide;

•	our ability to develop new services and the introduction of new services by competitors;

•	the pricing policies of our competitors;

•	changes in the extent to which our clients develop in-house or other capabilities to perform the services that they might otherwise purchase from us; and

•	general economic conditions.

If we are unable to achieve and maintain adequate billing rates for our consultants, our profit margin and profitability could suffer.

Our quarterly revenues and profitability may fluctuate significantly.

Quarterly variations in Mercer’s, Oliver Wyman Group’s and Kroll’s revenues and operating results may occur due to several factors. These include:

•	the significance of client engagements commenced and completed during a quarter;

•	the unpredictability of the timing and amount of success fees;

•	the possibility that clients may decide to delay or terminate a current or anticipated project as a result of factors unrelated to our work product or progress;

•	fluctuations in consultant hiring and utilization rates and clients’ ability to terminate engagements without penalty;

•	seasonality at Mercer due to the impact of regulatory deadlines and other timing factors to which our clients are subject;

•	the success of our strategic acquisitions, alliances or investments; and

•

general economic conditions, since results of operations in our consulting and risk consulting and technology businesses are directly affected by the levels of business activity of our clients, which in turn are affected by the level of economic activity in the industries and markets that they serve.

A significant portion of total operating expenses at Mercer, Oliver Wyman Group and Kroll is relatively fixed. Therefore, a variation in the number of client assignments or in the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results for these businesses.

Acceleration of the shift by employers from defined benefit plans to defined contribution plans could adversely affect Mercer’s operating results.

Mercer currently provides clients with actuarial and consulting services relating to both defined benefit and defined contribution plans. Defined benefit pension plans generally require more services than defined contribution plans because defined benefit plans typically involve large asset pools, complex calculations to determine employer costs, funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. Recent regulatory initiatives in the United States and certain European countries may result in companies either discontinuing or curtailing defined benefit programs in favor of defined contribution plans. If organizations shift to defined contribution plans more rapidly than we anticipate and we do not successfully adjust our service offerings to take account of that change, Mercer’s operating results could be adversely affected.

USE OF PROCEEDS

This prospectus relates to shares of common stock, which we may offer from time to time in connection with acquisitions of businesses, assets or securities. Other than the businesses, assets or securities acquired, there will be no proceeds to us from these offerings.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Nine Months Ended September 30,
2007	2006	2005	2004	2003	2008	2007
2.9	2.9	1.6	1.8	6.4	2.9	3.0

DESCRIPTION OF CAPITAL STOCK

The following description is based upon our restated certificate of incorporation, our by-laws and applicable provisions of law. We have summarized certain portions of the restated certificate of incorporation and by-laws below. The summary is not complete. The restated certificate of incorporation and by-laws are incorporated by reference into this prospectus in their entirety. You should read the restated certificate of incorporation and by-laws for the provisions that are important to you.

MMC’s authorized capital stock consists of 1,600,000,000 shares of common stock and 6,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of December 5, 2008.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution. If MMC is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of MMC available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of MMC before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

Our restated certificate of incorporation provides that a member of the board of directors will not be personally liable to MMC or its stockholders for monetary damages for breaches of their legal duties to MMC or its stockholders as a director, except for liability:

•	for any breach of the director’s legal duty to act in the best interests of MMC and its stockholders;

•	for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law;

•	for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

•	for transactions where the director derived an improper personal benefit.

Our restated certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

The Bank of New York Mellon is transfer agent and registrar for the common stock.

Provisions of MMC’s Restated Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Board of Directors. On July 17, 2008, our restated certificate of incorporation was amended to eliminate the board of directors’ classified structure by the 2011 annual meeting. Directors who have been elected to three-year terms prior to July 17, 2008 will complete those terms. Beginning with the 2009 annual meeting, directors whose previous terms are expiring will be subject to election for a one-year term expiring at the next annual meeting. Thus, beginning with the 2011 annual meeting, the entire board of directors will be elected annually. The number of directors of MMC is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. MMC’s board of directors will not be entirely declassified until the 2011 annual meeting. Delaware law provides that members of a classified board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors. MMC’s by-laws provide that a stockholder must notify MMC in writing of any stockholder nomination of a director not earlier than 5:00 p.m. Eastern Time on the 120th day and not later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of such annual meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by MMC.

No Action By Written Consent. Our restated certificate of incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of stockholders.

10% Stockholder Provision. Article Eighth of our restated certificate of incorporation changes the voting requirements for stockholders to approve some transactions involving a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case the voting requirements of Delaware law, our restated certificate of incorporation and our by-laws that otherwise apply would govern the vote. Article Eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the restated certificate of incorporation.

Transactions covered by Article Eighth include:

•	mergers of MMC or any of its subsidiaries with a 10% stockholder,

•	sales of all or any substantial part of the assets of MMC and its subsidiaries to a 10% stockholder,

•	sales of all or any substantial part of the assets of a 10% stockholder to MMC,

•	the issuance or delivery of securities of MMC or any of its subsidiaries to a 10% stockholder, or of securities of a 10% stockholder to MMC,

•	any substantial loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to a 10% stockholder,

•	the adoption of a plan for the voluntary dissolution or liquidation of MMC or amendment to MMC’s by-laws,

•	any reclassification of securities or recapitalization of MMC or other transaction which increases a 10% stockholder’s proportionate share of any class of MMC’s capital stock, or

•	any agreement or other arrangement to do any of the foregoing.

A 10% stockholder is described in Article Eighth as an “Interested Stockholder.” A 10% stockholder is generally considered to be any other corporation, person or entity which:

•	beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC or has announced a plan or intention to acquire such securities, or

•	is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.

The following are not considered to be 10% stockholders:

•	MMC and any of its subsidiaries, and

•	any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for these plans.

An unbiased director is described in Article Eighth as a “Disinterested Director.” An unbiased director is generally considered to be a director who:

•	is not related to a 10% stockholder, and was a member of the board of directors prior to the time that the relevant 10% stockholder became a 10% stockholder, or

•	is a successor to an unbiased director, who is not related to a 10% stockholder and was nominated by a majority of unbiased directors.

A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

Article Eighth may not be changed or repealed without the affirmative vote of the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. If a majority of unbiased directors recommends a change in Article Eighth, the standard voting requirements of Delaware law, our restated certificate of incorporation and our by-laws that otherwise apply will govern the vote.

Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, is applicable to MMC. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of MMC’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of MMC’s capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock, or

•

the interested stockholder owns at least 85% of the outstanding voting stock of MMC as a result of the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

General. MMC is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of MMC may, without stockholder approval, issue shares of preferred stock. The board of directors can issue more than one series of preferred stock. The board of directors has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, sinking fund provisions, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting Rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

PLAN OF DISTRIBUTION

The shares of MMC common stock covered by this prospectus are available for use in connection with acquisitions by us of other businesses, assets or securities in business combination transactions. The consideration offered by us in such acquisitions, in addition to any shares of common stock offered by this prospectus, may include cash, assets, debt or other securities, or assumption by us of liabilities of the businesses, assets or securities being acquired, or a combination. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets or securities, along with all other relevant factors. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. The shares of common stock issued to the owners of the businesses, assets or securities to be acquired normally are valued at a price reasonably related to the market value of such common stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares, or during some other negotiated period.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction and the registration statement of which this prospectus is a part will be amended or supplemented, as required, to supply information concerning an acquisition.

All expenses of this registration will be paid by us. It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, finders’ fees or brokers’ commissions may be paid from time to time in connection with specific acquisitions, and the fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving a fee may be deemed to be an underwriter within the meaning of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, which are all filings we have made pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the date of the filing of the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Current Reports on Form 8-K dated January 18, 2008, February 4, 2008, February 22, 2008, February 28, 2008, March 24, 2008, June 2, 2008, June 5, 2008, July 18, 2008, July 23, 2008, August 21, 2008, September 5, 2008 and September 18, 2008; and

•	Registration Statement on Form 8-A dated October 10, 1997, as amended by the amendment on Form 8-A/A dated January 26, 2000, and as further amended by the amendment on Form 8-A/A dated June 20, 2002.

With respect to each offering of securities under this prospectus, we also incorporate by reference all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of that offering under this prospectus.

MMC will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000).

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference in this prospectus contain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy and share repurchase programs; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; the impact of changes in accounting rules; and changes in senior management.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the challenges we face in achieving profitable revenue growth and improving operating margins at Marsh;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	revenue fluctuations in risk and insurance services relating to the effect of new and lost business production and the timing of policy inception dates;

•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;

•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•	the impact of current financial market conditions on our results of operations and financial condition;

•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;

•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board and Milwaukee County against Mercer;

•

the ultimate economic impact on MMC of contingencies described in the notes to our financial statements, including the risk of a significant adverse outcome in the shareholder lawsuit against MMC concerning the late 2004 decline in MMC’s share price;

•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the impact of current economic conditions on our cost of financing or ability to borrow;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;

•	the impact on net income of foreign exchange and/or interest rate fluctuations;

•	changes in applicable tax or accounting requirements;

•

potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards;

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business; and

•	other risks detailed from time to time in MMC’s filings with the Securities and Exchange Commission.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk  & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed on September 5, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s changes in accounting for pension and postretirement benefits, as well as the retrospective adjustment for the exclusion of investment income (loss) from segment revenue and operating income). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as employees and other individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VI, Section 6.01 of MMC’s by-laws provides for indemnification by MMC of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. MMC’s restated certificate of incorporation provides for such limitation of liability.

MMC maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty, misstatement, error or omission committed in their capacity as directors or officers of MMC. Such policies of insurance also provide coverage to MMC with respect to payments which may be made by MMC to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated herein by reference.

Exhibit Number	Description of Exhibits
3.1	Restated Certificate of Incorporation, incorporated by reference to MMC’s Current Report on Form 8-K dated July 18, 2008.

3.2	Amended and Restated By-Laws, incorporated by reference to MMC’s Current Report on Form 8-K dated September 18, 2008.

5.1	Opinion of Davis Polk & Wardwell.*

12.1	Statement re: Computation of ratio of earnings to fixed charges, incorporated by reference to MMC’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).*

*	Previously filed.

Item 22. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on December 5, 2008.

MARSH & McLENNAN COMPANIES, INC.

By:	*
Name: Brian Duperreault Title: Chief Executive Officer & President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian Duperreault	Director, Chief Executive Officer and President (Principal Executive Officer)	December 5, 2008

* Vanessa A. Wittman	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	December 5, 2008

* Robert J. Rapport	Senior Vice President and Controller (Principal Accounting Officer)	December 5, 2008

* Leslie M. Baker, Jr.	Director	December 5, 2008

* Zachary W. Carter	Director	December 5, 2008

* Oscar Fanjul	Director	December 5, 2008

* Stephen R. Hardis	Director	December 5, 2008

* Gwendolyn S. King	Director	December 5, 2008

* The Rt. Hon. Lord Lang of Monkton, DL	Director	December 5, 2008

* Bruce Nolop	Director	December 5, 2008

* Marc D. Oken	Director	December 5, 2008

* David A. Olsen	Director	December 5, 2008

* Morton O. Schapiro	Director	December 5, 2008

Adele Simmons	Director	December 5, 2008

*By:	/s/ Luciana Fato
Luciana Fato Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

3.1	Restated Certificate of Incorporation, incorporated by reference to MMC’s Current Report on Form 8-K dated March 24, 2008.

3.2	Amended and Restated By-Laws, incorporated by reference to MMC’s Current Report on Form 8-K dated September 18, 2008.

5.1	Opinion of Davis Polk & Wardwell.*

12.1	Statement re: Computation of ratio of earnings to fixed charges, incorporated by reference to MMC’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).*

*	Previously filed.